Exhibit 2.09


              SETTLEMENT AGREEMENT BETWEEN TEVIS T. THOMPSON, Jr,
                 TRUSTEE OF THE CHAPTER 7 ESTATE OF SUNNY FARMS
               CORPORATION AND SPECTRUM ORGANIC PRODUCTS, INC., A
             CALIFORNIA CORPORATION, FORMERLY KNOWN AS ORGANIC FOOD
                    PRODUCTS, INC., A CALIFORNIA CORPORATION
                    ----------------------------------------

     THIS SETTLEMENT AGREEMENT (the "Agreement") is made by and between Tevis T. Thompson, Jr., trustee of the Chapter 7 bankruptcy estate of Sunny Farms Corporation ("Debtor") the debtor in bankruptcy case number 98-70687-JT ("Trustee"), and Spectrum Organic Products, Inc., a California Corporation, formerly known as Organic Food Products, Inc., a California Corporation ("Defendant") (collectively the "Parties").

                                    RECITALS
                                    --------

A. (On October 23, 2000, the Trustee filed with the United States Bankruptcy Court for the Northern District of California, Oakland Division ("Bankruptcy Court") its Complaint For Damages, Turnover, And Declaratory Relief ("Complaint") against Defendant, as Adversary Proceeding No. O0--04445-J ("Adversary Proceeding").

B. In the Complaint, the Trustee seeks to recover from Defendant damages, turnover of estate property, and declaratory relief regarding the number of shares of common stock due to the Trustee pursuant to an asset purchase contract between the Debtor and Organic Food Products, Inc., the name by which the Defendant was formerly known.

C. Defendant denies certain material allegations in the Complaint and alleges several affirmative defenses.

D. Both Parties wish to resolve the dispute between them to avoid additional litigation expenses, attorneys' fees, and the risks of litigation.

                                   AGREEMENTS
                                   ----------

1. Incorporation Of Recitals. The Recitals set forth hereinabove are hereby referred to, incorporated herein, and made a part of this Agreement. The Parties agree that this Agreement has been entered into for and in consideration of the provisions contained in the Recitals as well as those contained in the balance of this Agreement. Each party to this Agreement attests to the truth and accuracy of the Recitals stated hereinabove.

2. Transfer Of Stock From Defendant To Trustee. Upon receipt of a stock assignment separate from certificate in the form attached as Exhibit A duly executed by the Trustee on behalf of Debtor, Defendant shall issue and release from that certain Pledge and Escrow Agreement by and between Debtor



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     and Defendant dated February 10, 1998, a stock certificate(s) representing
     117,950 shares of its own common stock to the Trustee (the "Stock Transfer") in full settlement of the Trustee's claims against Defendant as set forth in the Complaint on the eleventh (11th) day following the entry by the Bankruptcy Court of a final, non-appealable order approving Agreement, in a form satisfactory to Defendant ("Bankruptcy Court Approval). The escrow agent, Carr, McClellan, Ingersoll, Thompson and Horn, is hereby directed by the Parties to release Certificate Nos. 169-3 in the amount of 212,500 shares and 199-0 in the amount of 70,834 shares to Cooley Godward LLP, (Attn: Robert L. Eisenbach, III) One Maritime Plaza, 20th Floor; San Francisco, CA 94111, counsel for Defendant, to complete the transfers set forth herein,

3. Approval of the Court and Dismissal Of The Adversary Proceeding. Upon execution of this Agreement by the Parties, the Trustee will file a motion seeking a an order from the Bankruptcy Court (the "Order") that approves the settlement contained in this Agreement and authorizes the Trustee to execute any documents necessary to implement this Agreement. Pursuant to Bankruptcy Local Rule 9014-l(b)(3) of the United States Bankruptcy Court For The Northern District of California, Trustee shall provide notice of this Agreement to the Debtor's creditor; the United States Trustee, and those parties requesting special notice. This Agreement is contingent upon Bankruptcy Court Approval. If Bankruptcy Court Approval is not obtained, this Agreement is null and void and has no evidentiary, or other legal, effect. If Bankruptcy Court Approval is obtained, as the Adversary Proceeding has already been dismissed contingent on settlement of the Adversary Proceeding, then the Trustee will promptly and in no event later than five (5) business days following the Stock Transfer, finalize dismissal of the Adversary Proeeeding with prejudice.

4. Defendant Release. In consideration of the Trustee Release, as that term is defined in Paragraph 5 herein and the obligations of the Trustee set forth in Paragraph 3 herein:

     Defendant hereby forever releases and discharges the Trustee and his agents, employees, servants, representatives, parent and subsidiary organizations, affiliates, partners, stockholders and attorneys and their respective assigns and successors, jointly and individually, of and from, and covenants not to sue, or commence or prosecute, or aid in the commencement or prosecution, for any and all rights, claims, demands, damages, actions, and causes of action of every kind and nature, arising from or relating to the claims or facts alleged in the Complaint or which could have been so alleged, with the exception of the rights and obligations expressly retained or granted by, or set forth in this Agreement (the "Defendant Re1ease").

     The foregoing paragraph and the releases and covenants contained therein, shall not and do not apply to the rights and claims expressly retained or granted by this Agreement.

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5.   Trustee Release. In consideration of the Stock Transfer and the Defendant
     Release, the Trustee hereby forever releases and discharges Defendant and its agents, employees, officers, directors, servants, representatives, parent and subsidiary corporations and organizations, affiliates, partners, stockholders and attorneys and their respective assigns and successors, jointly and individually, of and from, and covenants not to sue, or commence or prosecute, or aid in the commencement or prosecution, for any and all rights, claims, demands, damages, actions, and causes of action of every kind and nature, arising from or relating to the claims or facts alleged in the Complaint, or which could have been so alleged with the exception of the rights and obligations expressly retained or granted by, or set forth in, this Agreement (the "Trustee Release").

     In connection with the Defendant Release and the Trustee Release, the Parties waive the requirements of California Civil Code ss. 1542, which states: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

6. No Admission Of Liability. The Parties so released deny the liability of each party to the other for all matters that are the subject of the foregoing releases, and this Agreement, which constitutes a final compromise and settlement thereof, will never be treated as an admission of liability or responsibility at any time for any purpose whatsoever.

7. Cost. Except as provided in Paragraph 8 below, the Parties shall each bear their own respective attorneys' fees and costs in connection with the matters referenced in this Agreement, the investigation preceding this Agreement, and the negotiation and review of this Agreement.

8. Enforcement. Should any litigation be commenced between the Parties to this Agreement concerning the enforcement or interpretation of this Agreement, or any rights and duties hereunder, the party prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for its attorneys' fees and costs in such litigation, which shall be determined by the Bankruptcy Court in such litigation or in a separate action brought for that purpose. The Bankruptcy Court shall retain exclusive jurisdiction over any disputes regarding the enforcement of this Agreement.

9. Modification. The term "Agreement," as used herein, will include any future written amendments, modifications, or supplements made hereto; provided, however, that this Agreement may be modified or amended only by a writing signed by the parties hereto and approved by the Bankruptcy Court.

10. Meaning Of Terms. The term "Paragraph" or "Paragraphs" refers to the paragraph or paragraphs of this Agreement. The titles and subtitles used herein are not a part of this Agreement, and are included solely for convenient reference to the Paragraphs hereof.

                                       3

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11.  Controlling Law. The validity, interpretation, and performance of this
     Agreement will be controlled by and construed under the laws of the State of California, as well as any applicable U.S. bankruptcy law.

12. Interpretation. If any provision of this Agreement is invalid under any applicable statute or rule of law, it is to that extent to be deemed omitted. This Agreement may be executed in counterpart, and may be executed in duplicate original, each of which is equally admissible as evidence.

13. Integration Clause. Any and all prior agreements among the Parties hereto with respect to the matters that are the subject of this Agreement are superseded by the terms of this Agreement. The terms of this Agreement are intended by the Parties hereto as a final, complete and exclusive expression of their agreement with respect to such matters, and may not be controverted or contradicted by evidence or any prior or contemporaneous oral or written agreement.

14. Advice Of Attorney. Each party warrants and represents that in executing this Agreement, such party has either (I) relied upon legal advice from the attorney of that party's choosing and that the terms of this Agreement have been read and its consequences (including risks, complications, and costs) have been completely explained to that party by its attorney; or
     (ii) has voluntarily declined to seek such legal advice, and that such party fully understands the terms of this Agreement. Each party further acknowledges and represents that, in executing that party's release, it has not relied on any inducements, promises, or representations made by the other party or any party representing or serving the other party. Each party hereto represents and warrants that this Agreement is being voluntarily executed by such party without any duress or undue influence of any kind on the part of any person, firm, or entity.

15. Effect On Successors. This Agreement will inure to the benefit of and be binding upon the Parties hereto and their respective heirs, successors, assigns, and legal representatives.

16. Effective Date. This Agreement shall become effective immediately upon Bankruptcy Court Approval.

17. Notice. Any notice, request, demand, or other communication required or permitted hereunder will be given in writing by first class mail, postage prepaid, to the party (ies) to be notified. All communications will be deemed given when received. The addresses of the Parties for the purposes of such communication are:


                                        4

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     Trustee:          Tevis T. Thompson, Jr., Trustee
                       c/o: Daniel M. Linchey, Esq.
                       Goldberg, Stinnett, Meyers & Davis
                       44 Montgomery Street, Ste. 2900
                       San Francisco, CA 94104


     Defendant:        Spectrum Organic Products, Inc.
                       c/o Robert L. Eisenbach III, Esq.
                       Cooley Godward LLP
                       One Maritime Plaza, 20th Floor
                       San Francisco, CA 94111-3580


     A party may change his or her address only upon written notice to the other party as provided hereinabove.

                                             TEVIS T. THOMPSON, JR.
                                             Trustee of the Chapter 7 Estate
                                             of Sunny Farms Corporation


                                             By:  /s/  Tevis T. Thompson
                                                -------------------------------
                                                       Tevis T. Thompson, Jr.,
                                                       Trustee


                                             Spectrum Organic Products, Inc., a
                                             California Corporation formerly
                                             known as Organic Food Products,
                                             Inc., a California Corporation


                                             By:  /s/  Robert B. Fowles
                                                -------------------------------
                                                       Robert B. Fowles
                                                       Chief Financial Officer

APPROVED AS TO FORM AND CONTENT;

COOLEY GODWARD LLP


By:  /s/  Robert L. Eisenbach III, Esq.
   --------------------------------------
          Robert L. Eisenbach III, Esq.
          Attorneys for Defendant
          Spectrum Organic Products, Inc.





GOLDBERG, STINNETT, MEYERS & DAVIS
A Professional Corporation


By:  /s/  Daniel M. Linchey, Esq.
   --------------------------------------
          Daniel M. Linchey, Esq.
          Attorneys for Trustee
          Tevis T. Thompson, Jr.


                                       5

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                                   Exhibit A

                   STOCK ASSIGNMENT SEPARATE FROM CERTIFICATE


     FOR VALUE RECEIVED, SUNNY FARMS CORP. hereby sells assigns and transfers unto SPECTRUM ORGANIC PRODUCTS, INC. a California corporation (the "Company"), for cancellation pursuant to that Settlement Agreement between Tevis T. Thompson., Jr., Trustee of the Chapter 7 Estate of Sunny Farms Corporation and Spectrum Organic Products, Inc., a California Corporation, Formerly Known as Organic Foods Products, Inc., a California Corporation, by and between the undersigned and the Company, 165,384 shares of Common Stock of the Company standing in the undersigned's name on the books of the Company represented by Certificate No 169-3 and does hereby irrevocably constitute and appoint the Company's Secretary attorney to transfer said stock on the books of the Company with full power of substitution in the premises.

Dated:  10-9-01


                                             By:  /s/  Tevis T. Thompson, Jr.
                                                -------------------------------
                                                       Tevis T. Thompson, Jr.